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                                                                   Exhibit 10.17

                                PROMISSORY NOTE
                                ---------------

$75,000.00                                                     December 31, 1991

     For value received, Karl F. Storrie ("Promisor") promises to pay to the order of MC Holding Corp., a Delaware corporation (the "Company"), at its offices at 4508 IDS Center, Minneapolis, Minnesota 55402, or such other place as the holder hereof designate, the aggregate principal sum of $75,000.00. This Note was issued in connection with the Subscription Agreement, dated as of even date hereof, between the Company and the Promisor and in connection with the Management Stockholders Agreement, dated as of even date hereof, between the Company, Onex U.S. Investments, Inc., an Ontario corporation, and the individuals named on Schedule I attached thereto (the "Stockholders Agreement").

     Interest will accrue on a daily basis on the outstanding principal amount of this Note at a rate equal to the lesser of (i) the Base Rate (as defined below) plus 1-1/2% per annum, computed on the basis of a year of 360 days for the actual number of days elapsed and (ii) the highest rate per annum permitted by applicable law, and shall be payable quarterly in arrears on the last day of each March, June, September and December. The "Base Rate" means, on any date, a fluctuating rate per annum equal to the rate of interest most recently established by the Bank of Nova Scotia in New York City as its base rate for United States Dollar loans.

      The principal amount (together with all accrued and unpaid interest thereon) of this Note shall become due and fully payable on the earlier of (i) December 31, 1996 and (ii) the date on which the Promisor sells its Pledged Shares (as defined in the Management Stock Pledge Agreement, dated as of even date hereof, between the Promisor and the Company) pursuant to Section 2.3 of the Stockholders Agreement.

      The amounts due under this Note are secured by a pledge of the Pledged Shares. Any cash dividends declared and paid with respect to the Pledged Shares shall be payable directly to the Company and shall be applied to reduce the outstanding principal amount of this Note and any cash dividends paid to Promisor with respect to the Pledged Shares will be promptly remitted to the Company.

      In the event Promisor fails to pay any amounts due hereunder when due, Promisor shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys fees.

      Promisor, or his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time


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to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Promisor hereunder.

      Any failure by the Company to exercise any right hereunder shall not be construed as a waiver of its right to exercise the same or any other right hereunder at any other time.

      This Note and all rights hereunder shall be governed by the internal laws, not the laws of conflicts, of the State of Delaware. The rights and remedies conferred upon the Company shall be cumulative and not alternative and shall be in addition to and not in substitution or derogation of other rights and remedies conferred by law.

Executed: December 27, 1991

                                    /s/  Karl F. Storrie
                                    -----------------------
                                            Promisor